Exhibit II

to

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated December 10, 2020 in connection with their beneficial ownership of GCM Grosvenor Inc. Each of Columbia Acorn Fund, Columbia Wanger Asset Management, LLC and Columbia Management Investment Advisers, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Paul Goucher
Name: Paul Goucher
Title: Senior Vice President and Assistant General Counsel

Columbia Management Investment Advisers, LLC

By:	/s/ Paul Goucher
Name: Paul Goucher
Title: Senior Vice President and Assistant Secretary

Columbia Wanger Asset Management, LLC

By:	/s/ Joseph C. LaPalm
Name: Joseph C. LaPalm
Title: Chief Compliance Officer

Columbia Acorn Fund

By:	/s/ Joseph C. LaPalm
Name: Joseph C. LaPalm
Title: Vice President